Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of December 9, 2021, by and among Temasek Holdings (Private) Limited, Fullerton Management Pte Ltd, Temasek Life Sciences Private Limited, Elbrus Investments Pte. Ltd. and TLS Beta Pte. Ltd.

The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5, Schedule 13D or Schedule 13G, and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Temasek Holdings (Private) Limited
By:	/s/ Jason Norman Lee, Authorized Signatory

Fullerton Management Pte Ltd
By:	/s/ Gregory Tan, Director

Temasek Life Sciences Private Limited
By:	/s/ Lim Siew Lee Sherlyn, Director

Elbrus Investments Pte. Ltd.
By:	/s/ Fidah Alsagoff, Authorised Signatory

TLS Beta Pte. Ltd.
By:	/s/ Fidah Alsagoff, Authorised Signatory